SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                 FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported) December 1, 1997

                              NSS Bancorp,Inc.
              (Exact Name of Registrant as Specified in Charter)

Connecticut                      0-22937                 06-14885317
(State or Other Jurisdiction     (Commision              (IRS Employer
of Incorporation)                File Number             Identification No.)


48 Wall Street, Norwalk, Connecticut                            06852
(Address of Principal Executive Offices)                        (Zip Code)


Registrant's telephone number, including area code 203-838-4545

                                     N/A
          (Former Name or Former Address, if Changed Since Last Report)


Item 5.  Other Events.

See attached Press Release dated December 1, 1997.


                                 <NSS LOGO>

FOR IMMEDIATE RELEASE                      Contact:
Monday, December 1, 1997                              Robert T. Judson
                                                      President & CEO


         NSS BANCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM


      NSS Bancorp, Inc. (NASDAQ: NSSY) announced today that its Board of Directors has adopted a stock repurchase program. The program authorizes the company to repurchase up to 15% of its issued and outstanding common stock at market prices in negotiated and/or open market purchases. The Company is not obligated to make any purchases but may do so at any time until March 31, 1998, unless extended by the Board of Directors.

      NSS also announced its intention to issue up to $15 million of trust preferred stock in the near future. Trust preferred stock is a special form of security which has become popular recently because it combines desirable features of debt (deductibility of interest payments) and equity (all or a portion of the trust preferred is credited toward regulatory capital).

      NSS President and Chief Executive Officer, Robert T. Judson, said "Both of these decisions are part of our long-term strategic plan to enhance shareholder value as an independent institution, dedicated to our customers and our communities. We believe our stock represents a good use of the Bank's funds while providing liquidity and the prospect for improved per share ratios as stock is repurchased. The trust preferred stock offering will allow NSS to fund the repurchase on a tax-advantaged basis. Along with the improvements we have made in our operating structure, the repurchase and trust preferred stock programs position us for enhancing shareholder value well into the future."

      Judson further announced "the Company's wholly owned subsidiary, Norwalk Savings Society, is applying to change it name to NSS Bank." In 1849, according to Judson, Norwalk Savings Society was founded as a mutual savings bank to provide savings bank services to residents of the greater Norwalk area. Today, because the Bank provides a full menu of consumer and commercial banking services throughout southern Fairfield County, the change of name to NSS Bank better represents the future direction of NSS.

      The Bank is headquartered in Norwalk, Connecticut, with seven other Fairfield County branches located in the towns of Norwalk, Wilton, Westport, Georgetown, Fairfield and Darien.


                               SIGNATURES


     Pursuant to the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 9, 1997                      NSS Bancorp, Inc.
                                             (Registrant)



                                             By  /s/ Robert T. Judson
                                                 Robert T. Judson